Consent of Independent Auditors




The Board of Directors
Oppenheimer Disciplined Allocation Fund:

We consent to the use in this Registration Statement of Oppenheimer Disciplined Allocation Fund of our report dated November 21, 2000, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.



/s/ KPMG LLP

KPMG LLP

Denver, Colorado
February 21, 2001